Exhibit 99.1

General Moly Announces Positive Results of Annual Meeting

LAKEWOOD, COLORADO, June 27, 2019 — General Moly, Inc. (the “Company”) (NYSE American and TSX: GMO), the only western exchange listed, pure-play molybdenum mineral development company, announced that it received approval for all proposals submitted to stockholders at its Annual Meeting of Stockholders, which was held on June 24, 2019 in Lakewood, Colorado.

Stockholders re-elected Chief Executive Officer Bruce D. Hansen and Mark A. Lettes to the Board of Directors to each serve for a term of three years. Stockholders also overwhelmingly approved by 90.9% of votes cast to amend the Company’s certificate of incorporation to allow the Board the flexibility to effect a reverse stock split. This proxy proposal had been prompted by the notice of deficiency by the NYSE American LLC in December 2018 as the General Moly stock had traded for a low price for an extended period of time.

The Company is pleased to report that with its improved average stock price, the NYSE American recently notified the Company that it is back in compliance with the stock exchange’s continued listing standards. Thus, the Company does not anticipate the need to effect a reverse stock split. The stockholder-approved proxy measure allowing the Board to effect a reverse stock split expires one year from the proxy vote.

In addition at the Annual Meeting of Stockholders, stockholders also approved the Company’s executive compensation structure through an advisory vote, and the 2006 executive compensation plan as amended and restated, and ratified the selection of Plante & Moran PLLC as the Company’s independent registered public accounting firm for 2019.

Voting results on all matters voted on at the Annual Meeting of Stockholders is shown below and will be filed on www.sedar.com.

Total shares voted at the meeting = 105,150,110

Director Nominee	% of Votes For	% of Votes Against	% of Votes Abstain
Bruce D. Hansen	98.4%	0.5%	1.1%
Mark A. Lettes	91.2%	7.2%	1.6%
Proposals
Advisory vote on executive compensation	96.2%	2.1%	1.7%
Approve 2006 incentive plan	92.3%	5.8%	1.9%
Amend certificate of incorporation	90.9%	7.4%	1.7%
Ratify selection of accounting firm	96.3%	0.6%	3.1%

*****

About General Moly

General Moly is a U.S.-based, molybdenum mineral exploration and development company listed on the NYSE American (NYSE AMER), recently known as the NYSE MKT and former American Stock Exchange, and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, an 80% interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with the Company’s wholly-owned Liberty Project, a molybdenum and copper property also located in central Nevada, General Moly’s goal is to become the largest primary molybdenum producer in the world.

Molybdenum is a metallic element used primarily as an alloy agent in steel manufacturing.  When added to steel, molybdenum enhances steel strength, resistance to corrosion and extreme temperature performance. In the chemical and petrochemical industries, molybdenum is used in catalysts, especially for cleaner burning fuels by removing sulfur from liquid fuels, and in corrosion inhibitors, high performance lubricants and polymers.

Contact:

Scott Roswell

(303) 928-8591

info@generalmoly.com

Website: www.generalmoly.com